Exhibit 10.17

EMPLOYMENT AGREEMENT

Between

Coty Geneva SA, 87 rue de Lyon, 1211 Genéve 13
hereinafter: the “Company’’

And

Darryl McCall
64, Quai Gustave Ador
1207 Geneva
Switzerland

hereinafter: the “Employee’

Preamble		1

1.	Employment, Description of Scope	1

2.	Additional Responsibilities, Directorships, Offices	1

3.	Compensation	2

4.	Benefits	2

5.	Termination	3

6.	Inventions, Industrial Rights	4

7.	Code of Business Conduct, Confidentiality	5

8.	General	5

Preamble

The Company, Coty Geneva SA is a direct or indirect subsidiary of Coty Inc., (“Coty’’) which has its head offices at 2 Park Avenue, New York, NY 10016.

1.	Employment, Description of Scope

1.1	The Employee shall start employment with the Company on July 1, 2011. The employment shall be for an indefinite period and will terminate latest without notice at the end of the month in which the employee reaches the pension age. The Employee confirms that Employee is not bound by any non-competition restrictions or other understanding preventing Employee from entering into this Agreement.

1.2	The Employee shall act as Executive Vice President, Operations. The full description of this role is as described in the conversation between the Employee and the Company. The Company reserves the right to transfer the Employee to another position according to Employee’s professional qualifications. In performing his duties the Employee shall comply with all local laws, the articles of association, the by-laws of the Company and resolutions of the Company’s Board. The Employee shall report to Bernd Beetz, Chief Executive Officer, Coty. In the execution of the Employee’s duties, the Employee shall follow Company and Coty policies.

1.3	The Employee’s authority to represent the Company is governed by the by-laws of the Company, as well as specific directions given to the Employee by the Company’s Board, and by Employee’s business leader. The Company retains the right to appoint other representatives in addition to the Employee.

1.4	The Employee will coordinate his activities with the appropriate divisions, departments and companies within Coty, as designated by his business leader. The Employee may also be directed to report to members of Coty in addition to normal reporting lines existing within the Company.

If there are conflicting instructions at Company and Coty level, the Employee will contact the next higher level within Coty in order to have the conflict resolved.

All personnel matters with respect to the Employee are exclusively handled by the Company which will coordinate internally with Coty.

1.5	The place of employment shall be the Company’s office at 87, rue de Lyon, Geneva provided, however, that within the normal course of his duties the Employee may be required to travel extensively and that Employee may be required on a mutually agreed basis to relocate in accordance with the Company’s needs.

2.	Additional Responsibilities, Directorships, Offices

2.1	The employment is on full-time basis; the Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of Companies belonging to Coty or as representative on industry panels etc. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws, in which case it shall be deducted from Employee’s base salary, and travel expenses.
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2.2	Coty may, without an obligation to do so, offer the employee to take over a directorship in one or more companies of Coty or offer or encourage the Employee to accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the interests of Coty within that company or organization in addition to his obligations under the present Employment Agreement, Should a conflict arise between the Employee’s obligations to the Company and his other directorship(s) the Employee will advise Coty accordingly.

In performing his duties as a director or representative the Employee will report to Coty or such person as Cow may direct.

2.3	The Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in the preceding paragraph) whenever so directed by the Company and/or Coty and immediately so upon termination of employee’s work duties for the Company unless expressly provided otherwise in writing. Any shares in the affiliates of the Company held by the employee, at Coty’s or the Company’s direction, shall be transferred immediately, whenever and as the Company or Coty directs and upon termination of Employee’s work duties.

3.	Compensation

3.1	The Employee shall receive a basic annual gross salary of CHF 575’000 which shall be payable in 13 installments subject to the deduction of statutory charges, such as tax, social security, and health insurance (where applicable). The Company may decide to change the intervals of payment by introducing weekly or bi-weekly payment or in any other intervals, at the Company’s discretion and if permitted by local laws. The annual salary shall be reviewed in regular annual intervals.

The Employee acknowledges that the salary payable under the preceding paragraph has been determined in light of overtime which may be incurred from time to time by the employee and is inclusive of any additional compensation due in consideration for such overtime under local laws.

3.2	In addition to annual base salary the Employee shall be part of the Coty Annual Performance Plan (“APP”) with a Target Award at 60 % of Employee’s basic gross annual salary. Details of the APP shall be communicated in separate documents,

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty, except as provided in the APP.

In determining the Employee’s award, if any, in the APP, Cow may consider the business results of the Company as well as other appropriate entities within Coty as provided in the APP,

4.	Benefits

4.1	The Employee participates in the Swiss Company Pension Plan, if any. Information regarding the Swiss Company Pension Plan will be provided to the Employee, if there is such plan.

4.2	The Employee will participate in such of the Company’s Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated. In case of illness the Company will continue to pay the base salary less such sums as the Employee is entitled to receive by way of statutory sick pay and any other sickness or invalidity benefits from any local institution, public health insurance, or any other insurance or scheme which is wholly or partly funded by a Coty or Company scheme for a limited period depending on the seniority of the Employee within Coty scale of Berne.
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The Employee shall inform the Company immediately in case of inability to work due to sickness or other reasons. In case of inability to work due to sickness, the Employee shall present a medical certificate to the Company no later than the third day of the illness; this certificate shall indicate the expected duration of the inability to work.

In case of death the Company shall continue to pay the base salary for a period of one (1) month following the month in which death occurred, Base pay continuation shall be extended to a period of two months if the seniority exceeds five years. This remuneration will be paid to the Employee’s spouse or to his estate if the Employee is not survived by a spouse.

4.3	The Employee shall be entitled to an annual vacation of 25 work days (work days being defined as the regular office work days of the Company). Any vacation days which are not taken before the end of April of the following year, regardless of reason not taken, shall be forfeited without compensation. Carry over might be authorized only in exceptional circumstances. In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with his immediate Supervisor.

4.4	The Employee is entitled to a company car or to a car allowance in accordance with the Company’s local policies. To the extent that the Employee is entitled to use the company car for private purposes or to the extent required under local law the use of the company car may be subject to taxes payable by the Employee. The company car must be returned to the Company without delay upon termination of the Employee’s work duties or upon specific request of the Company.

Any work related travel shall he subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s immediate supervisor.

5.	Termination

5.1	Either party may terminate this Agreement by three months written notice.

Should the Company terminate the employment without cause, with the exception of a transfer of the Employee to another direct or indirect affiliate or sister company of Coty, the Company shall pay the Employee, in exchange of a full release and settlement, a severance amounting to 9 months gross base salary, inclusive of any amounts due under the applicable labor laws and collective agreements, provided that any illness or incapacity to work during the notice period will not extend the final term of employment

If local laws or collective bargaining agreements require different notice periods or procedures, such practices shall be equally applicable to the termination by either party.

5.2	The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages if the Employee commits a material or persistent breach of any of the provisions of this Agreement or is guilty of any grave misconduct or willful neglect in the discharge of his duties.

5.3	The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages due to the Employee’s willful and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness) which failure continues for more than 30 days after receipt by the Employee of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination.
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5.4	If this Agreement is terminated by notice of either party, the Company may release the Employee from his work duties at any time, including, but not limited to, the request that the Employee takes annual vacation In accordance with local laws, provided that all other provisions of this Agreement continue to be in effect, including the payment of compensation until the termination becomes effective and that the Employee shall continue to receive his compensation as provided in this Agreement.

5.5	There have been several discussions between the Employee and the Company about his desire to possibly retire early. According to currently applicable Swiss plan, the Employee might elect for retirement as of November 10, 2012 when he reaches the age of 58.

Should the Employee decide to retire from the Company, having reached the age of 58, he will benefit from Coty rules applicable to retirees regarding the accelerated vesting and exercise of Coty shares and options.

The Employee will also benefit from such rules if the Company ends his employment without cause, provided he has reached the age of 58 when the termination occurs and he has signed a full release.

Should the Employee or the Company end the Agreement for any other reason, such rules would not apply.

Coty’s ruling on the retirement status of the Employee may differ from Swiss applicable laws and applies exclusively for the treatment of the Employee’s shares and options. Right for pension and other retirement benefits is solely determined by applicable Swiss laws and plan terms. The Company shall not compensate for any lower pension because of an early retirement.

5.6	Upon terminating his employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

6.	Inventions, Industrial Rights

The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

All right, title and interest in and to such inventions shall belong to the company which has employed the Employee at the time the invention was made, unless statutory local law provides otherwise. To the extent that statutory law applicable to such inventions provides for mandatory compensation, the Company and Coty are entitled to consider the payment of such separate compensation in determining the Employee’s share in any bonus scheme, such as the Coty Long-Term Incentive Plan or the Coty APP.

The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty. Local laws notwithstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.

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The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall be included in and covered by the Employee’s base salary. To the extent that statutory law requires separate compensation, Coty is entitled to consider the payment of such separate compensation in determining the Employee’s share in the Coty APP or Coty’s Long-Term Incentive Plan. The Employee expressly waives any right to receive the original or copies, including author’s copies, of such software or programs.

The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee’s executors, administrators or assigns, unless waived in writing by the Company or Coty.

7.	Code of Business Conduct, Confidentiality

The Employee will comply with Coty Code of Business Conduct, a summary of which has been provided to the Employee.

The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty unless such use or disclosure has been approved in advance and in writing by the Company or Coty. This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty.

8.	General

8.1	This Employment Agreement relates only to the Employee’s employment with the Company. Nothing within this Agreement shall be construed as to constitute an Employment Agreement with Coty or any of its entities, other than the Company.

This Agreement, including the documents expressly mentioned herein along with the Transfer Agreement Letter dated June 24, 2011 and signed in June 2011 constitutes the full agreement; any verbal or prior agreements shall be null and void, Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.

8.2	The provisions of this Agreement shall be subject to the laws of Switzerland.

The Courts of Geneva, Switzerland shall have jurisdiction over all disputes arising out of or in reference to this Agreement, provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue. Unless otherwise prohibited by local laws, the parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages.

Employee acknowledges and agrees that the Company and Coty have no adequate remedy at law for a breach or threatened breach of any of the provisions of this Agreement, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company and Coty will suffer irreparable harm that cannot be adequately compensated by money damages.

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Employee agrees that, in addition to any remedies at law, the Company and Coty shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company or Coty from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. Employee expressly waives the claim or defense that the Company has an adequate remedy at law, unless such waiver is prohibited by law. Employee also expressly waives any requirement that the Company or Coty post bond or security prior to seeking equitable relief.

8.3	Any grievance relating to employment should be referred to Employee’s Department Head.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

Any references to the masculine gender herein are for convenience only.

June 24, 2011

/s/ Rebeca Pascual	/s/ Gérard-Marie Lacassagne
Rebeca Pascual Human Resources Director Coty Geneva SA	Gérard-Marie Lacassagne Senior Vice President, Human Resources Coty

/s/ Darryl McCall
(Employee)
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June 24, 2011

Transfer Agreement Letter - REVISED

Darryl McCall
Coty SAS

Dear Darryl,

We are pleased to confirm your relocation to Geneva, Switzerland, in your continued role of Executive Vice President Operations. The full specification of the role is as described in our conversations. The transfer agreement, along with the employment agreement, contains specific provisions that reflect your discussions with Coty CEO regarding an early retirement,

The place of employment shall be the Company’s office in Switzerland, located at 87 Rue de Lyon, Geneva provided, however, that within the normal course of your duties, you may be required to travel extensively and relocate in accordance with the Company’s needs.

This letter serves as a summary of the terms of your offer.

Effective Date

Your transfer will be effective on July 1, 2011 (the Effective Date).

As of the Effective date, your contract with Coty SAS France will cease. You will no longer be an employee of Coty SAS and you will become an employee of Coty Geneva SA (the Company) in Switzerland.

Your service with the Coty group of companies commenced on June 2, 2008; this will be the date used for benefit eligibility purposes in Switzerland, subject to local regulations.

Annual Base Salary

As of the Effective Date, you shall receive an annual gross base salary of 575.000 CHF, payable in 13 installments according to the local payroll practices. Your next salary review will be on July 1, 2012.

Annual Bonus

In addition to the annual base salary, you shall continue to participate in the Coty Inc. Annual Performance Plan (APP) with an annual target award of 60% of your annual base salary. Your participation is subject to the terms of the APP. We confirm that your FY11 APP relates to activities performed in France and will therefore be treated as French related income although it might be paid in Switzerland.

Equity Plan

You will continue to remain eligible to Coty equity plans.

Employee Benefits

You will be enrolled in the local Swiss benefits programs as of the Effective Date. Detailed information describing these programs will be provided to you by the Human Resources Department in Switzerland following the commencement of your employment.

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Vacation

You will be eligible for vacation entitlement of 25 working days in line with the Swiss practice. This will be advised by the Human Resources Department in Switzerland. Annual holidays must be arranged giving due consideration to the business interests of the Company. You undertake to coordinate your annual holidays with your direct manager.

Company Car

In line with the Company’s policy you will be entitled to a company car either, at your choice, to a car allowance.

Relocation Services

Consistent with the International Transfer Policy (ITP), the Company will provide assistance with securing accommodations in Geneva and paying for the move of your household goods. As part of this, the Company will offer the following relocation services:

•	Cost of Living Allowance (COLA): In recognition of the higher cost of living including higher rental costs in Switzerland, the company will pay a COLA amounting to 48’000 CHF net per annum during the first three years of your Assignment. Such allowance will be paid on a monthly basis and any required adjustment to ensure the net amount shall be on a yearly basis.
•	Relocation Allowance: The Company shall pay you one time allowance of 48.000 CHF, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with this offer. It will be paid to you when you physically relocate to Switzerland.
•	Shipment of Household Goods

The Company will pay all reasonable costs of relocating your and your spouse’s household goods to Geneva using the most cost efficient mode available.

•	Temporary living: The Company will reimburse you for the rental cost of your current Paris apartment during the first six months of your assignment (from July 2011 through December 2011).
•	Housing assistance: The Company will provide reasonable assistance with securing accommodation for you and your spouse in the area of Geneva, upon your arrival.
•	Language: The Company shall continue to cover reasonable French tuition fees for you and your spouse.
•	Work papers and visa: The Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as visa documents for your spouse.

Early Retirement / Termination

There have been several discussions between you and Coty CEO about your desire to possibly retire early. According to current applicable Swiss plan, you might elect for retirement as of November 10, 2012 when you reach the age of 58.

Should you decide to retire from the Company, having reached the age of 58, you will benefit from the Company rules applicable to retirees regarding the accelerated vesting and exercise of Coty shares and options.

You will also benefit from such rules if the Company ends your employment without cause, provided you have reached the age of 58 when the termination occurs and you have signed a full release.

Should you or the Company end your employment with Coty for any other reason, such rules would not apply.

Coty’s ruling on your retirement status may differ from Swiss applicable laws and applies exclusively for the treatment of your shares and options. Right for pension and other retirement benefits is solely determined by applicable Swiss laws and plan terms. Coty shall not compensate for any lower pension because of an early retirement.

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Notice and Severance

Both you and the Company may terminate your employment with the Company with a three months written notice.

Should your employment be terminated by the Company for any other reason than for cause, you shall receive a severance amounting to 9 months gross base salary, provided that any illness or incapacity to work during the notice period will not extend the final term of employment.

The eligibility to, and payment of, the severance is subject to your formal acceptance of a full settlement and release agreement.

Tax Assistance

You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PwC) for any reasonable tax preparation assistance required for your tax declarations during your assignment In Switzerland. Should your employment be terminated during this period, the tax assistance would cease on the termination date.

Governance of Terms of Employment

From the Effective Date, your terms of employment shall be governed by the labor laws applying in Geneva, Switzerland, except that the APP shall be governed by the laws of the State of New York and the United States of America.

Your relocation will be effective from the date of the appropriate successful grant of visa and work permit In Switzerland.

A new employment contract is established with Coty Geneva SA (a copy of which is provided to you along this document) and any previous employment agreement with Coty SAS will be void.

I look forward to receiving your formal acceptance of our offer by signature on the copy of this letter by June 30, 2011,

With regards,

/s/ Gérard-Marie Lacassagne	/s/ Darryl McCall
Gérard-Marie Lacassagne Senior Vice President, Human Resources, Coty President, Coty SAS	Darryl McCall Date: 21.7.11
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